SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549-1004





                                    FORM 8-K
                   CURRENT REPORT PURSUANT TO SECTION 13 OF
                      THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) February 9, 1998
                                  ----------------




                           GENERAL MOTORS CORPORATION
            -----------------------------------------------------
            (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
----------------------------   -----------------------    -------------------
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                         Identification No.)




   100 Renaissance Center, Detroit, Michigan                 48243-7301
3044 West Grand Boulevard, Detroit, Michigan                 48202-3091
--------------------------------------------                 ----------
  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
                                                         --------------


















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ITEM 5. OTHER EVENTS

         On February 9, 1998, and February 10, 1998,  General Motors Corporation
(GM) issued the following news releases regarding the announcement of a new $4 billion stock repurchase program and the establishment of voting and liquidation rights for Class H common stock, which was recapitalized on December 17, 1997.

       GM BOARD APPROVES NEW $4 BILLION STOCK REPURCHASE PROGRAM

      DETROIT -- Reaffirming its commitment to return enhanced value to stockholders, the General Motors Board of Directors today announced a new $4 billion stock repurchase program. Upon completion of this program, GM stock repurchases since January 1997 will total $9 billion.

      "GM's strong cash position and our expectations for future cash flow make it possible for us to return cash directly to stockholders in an effective and timely manner," said GM Chairman, Chief Executive Officer and President John F. Smith, Jr. "At the current stock price, we firmly believe that our stock-repurchase programs are the best way to return cash to GM stockholders."

      The stock repurchases will be made over a 12-month period principally through open market transactions, and would represent about 10 percent of the outstanding shares of GM $1-2/3 par value common stock, based on the NYSE's closing price on Friday, February 6, 1998, of $60.56 per share. The new stock repurchase program is expected to begin in mid-March, upon completion of the current program.

      GM initiated two stock repurchase programs in 1997. The initial $2.5 billion program, which began in January 1997, was completed in six months. In August, GM began repurchasing shares in a second $2.5 billion program. At year's end, GM was 50 percent complete with the second program and had repurchased a total of $3.8 billion or 63.5 million shares under the stock repurchase programs, principally through open market transactions. The number of GM $1-2/3 common stock shares outstanding at the close of 1997 was 692.5 million, down from 756 million shares at the end of 1996.

      GM also repurchases stock in order to meet the needs of employee benefit programs and the exercise of stock options. The stock repurchase program announced today (as well as previously announced programs) are in addition to those intended for employee benefit and stock option programs.

      "The size and pace of GM's repurchase programs -- $9 billion in just over two years -- underscores our commitment to enhancing stockholder value," Smith stressed. "Taken together, these programs will reduce the total number of outstanding shares by about 20 percent."

      The GM Board today also declared a quarterly dividend on GM $1-2/3 common stock of $0.50 per share. The dividend is payable March 10, 1998, to holders of record as of Feb. 19, 1998. The dividend rate is unchanged from the previous quarter. The GM Board will continue to review periodically the dividend rate.

                                 - 2 -

      "GM has a philosophy of consistently returning cash to shareholders," Smith said. "Our stock repurchase programs, combined with our current dividend, provide stockholders with both immediate and longer-term enhanced value."


      With respect to GM Class H common stock, the GM Board has determined that it will not pay any cash dividends at this time in order to allow the earnings of Hughes Electronics to be retained for investment in its telecommunications business.

      The GM Board also declared the following quarterly dividends: $0.570313 per GM Series B depositary share; $0.495 per Series D depositary; and $0.57 per GM Series G depositary share. These dividends are payable May 1, 1998, to holders of record on April 6, 1998.


                                    # # #


      GM SETS VOTING AND LIQUIDATION RIGHTS FOR NEW CLASS H COMMON STOCK

      NEW YORK -- General Motors Corporation (NYSE: GM, GMH) today announced voting and liquidation rights for its new GM Class H common stock.

      Voting and liquidation rights of the new Class H common stock will be 0.6 votes per share and 0.6 liquidation units per share compared to 0.5 votes per share and 0.5 liquidation units per share of the former Class H common stock.

      GM completed a strategic restructuring of its Hughes Electronics subsidiary, including the spin-off and merger of its defense electronics unit with Raytheon Company and the transfer of Delco Electronics to GM's Delphi
Automotive Systems, on Dec. 17, 1997. Under the terms of the Hughes transactions, the voting and liquidation rights of GM's new Class H common stock were to be established in accordance with a specified formula. The formula was based upon the relative market value of GM's new Class H common stock compared to the market value of the GM $1-2/3 par value common stock over a 20-day trading period, which concluded on Feb. 2, 1998.

      The voting and liquidation rights of GM $1-2/3 common stock will continue to be one vote per share and one liquidation unit per share as it was prior to the Hughes transactions.



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                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                            (Registrant)
Date    February 10, 1998
        -----------------
                                        By
                                            s/Peter R. Bible
                                            -------------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)















































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